Contact:	Barclay A. Phillips
SVP, Chief Financial Officer and Treasurer
Novavax, Inc.
240-268-2000

Novavax Announces Extension of Contract for Advanced Development of Recombinant Influenza Products and Pandemic Preparedness with HHS-BARDA

Gaithersburg, MD – (February 27, 2014)–/GlobeNewswire/Novavax, Inc. (Nasdaq: NVAX) announced today the execution of a contract modification to extend the base period of performance of its current contract with the U.S. Department of Health and Human Services, Biomedical Advanced Research and Development Authority (BARDA) for the advanced development of Novavax’ recombinant seasonal and pandemic influenza vaccines. The contract was originally awarded in February 2011, with funding of up to $97 million over an initial base period ending in February 2014. Novavax and BARDA have agreed to amend the agreement to allow Novavax to continue to access the remainder of the $97 million in base period funding through September 2014. These funds will support the upcoming Phase 2 trial for our H7N9 vaccine candidate with Matrix-M, and activities relating to our quadrivalent seasonal influenza vaccine. BARDA has the ability to dedicate up to $79 million in additional funds to support Novavax’ later-stage development of these vaccines, during an option period currently anticipated to add two years to the overall performance period.

“Development of our seasonal and pandemic influenza products during the last three years under our contract with BARDA has allowed us to refine and develop influenza vaccine products while delivering important clinical trial results from our seasonal quadrivalent, avian H5N1, and most recently, avian H7N9 studies. While our original development plans anticipated utilizing the full amount of the contracted base-period funding within the three-year period, certain scope changes and development efforts resulted in delayed development timelines. Extending the base period allows us to continue to access the remaining base period budget as we initiate a pandemic H7N9 Phase 2 study early this year and prepare for additional Phase 2 and Phase 3 influenza clinical trials, which we expect would occur during the contract’s option period,” said Stanley C. Erck, the company’s CEO and President.

About the Novavax BARDA Contract

In February 2011, Novavax was awarded a contract valued at up to $179 million by BARDA for the advanced development of recombinant influenza vaccine products and manufacturing capabilities for pandemic preparedness. Throughout the contract’s base period, Novavax has been developing and testing its novel recombinant virus-like particle (VLP) influenza vaccines to address BARDA’s commitment to advancing recombinant-based technology as a component of pandemic preparedness. Upon satisfaction of established milestones, the contract is expected to be extended, upon execution by BARDA of an Option One period. The milestones under the Option One period would focus on completion of the pathway to product licensures from the U.S. Food and Drug Administration (FDA), including support for manufacturing scale-up. There is an additional contract option for vaccine production ($3 million).

About Novavax

Novavax, Inc. (Nasdaq: NVAX) is a clinical-stage biopharmaceutical company creating novel vaccines and vaccine adjuvants to address a broad range of infectious diseases worldwide. Using innovative proprietary recombinant protein nanoparticle vaccine technology, the company produces vaccine candidates to efficiently and effectively respond to both known and newly emergent diseases. Additional information about Novavax is available on the company’s website, novavax.com.

Forward Looking Statements

Statements herein relating to the future of Novavax and the ongoing development of its vaccine and adjuvant products are forward-looking statements. Novavax cautions that these forward looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those identified under the heading “Risk Factors” in the Novavax Annual Report on Form 10-K for the year ended December 31, 2012, and Form 10-Q for the period ended September 30, 2013, both filed with the Securities and Exchange Commission (SEC). We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

###